UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2013

Asset Acceptance Capital Corp.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50552	80-0076779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of Principal Executive Offices)

(586) 939-9600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 13, 2013, at a special meeting (the “special meeting”) of stockholders of Asset Acceptance Capital Corp., a Delaware corporation (the “Company”), the Company’s stockholders approved the proposal to adopt the Agreement and Plan of Merger, dated March 6, 2013 (the “merger agreement”), by and among the Company, Encore Capital Group, Inc., a Delaware corporation (“Parent”), and Pinnacle Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly-owned direct subsidiary of Parent.

The approval to adopt the merger agreement required the affirmative vote of the holders of at least a majority of the shares of the Company’s common stock outstanding as of the close of business on May 3, 2013, the record date for the special meeting. The affirmative vote of a majority of the shares of the Company’s common stock present (in person or by proxy) and entitled to vote on the proposal is required for the approval of the advisory (non-binding) proposal on “golden parachute” compensation. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger. Finally, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement was not submitted for a vote.

The issued and outstanding shares of stock of the Company entitled to vote at the special meeting consisted of 30,838,459 shares of the Company’s common stock. Set forth below, with respect to each such proposal, are the number of votes cast for or against and the number of abstentions.

Proposal 1: Approval and Adoption of the Agreement and Plan of Merger

FOR	AGAINST	ABSTAIN
23,222,705	13,048	27,636

Proposal 2: Advisory Approval of Certain “Golden Parachute” Compensation

FOR	AGAINST	ABSTAIN
22,305,425	844,857	113,107

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSET ACCEPTANCE CAPITAL CORP.

Date: June 13, 2013	/s/ E.L. Herbert
	Name:	E.L Herbert
	Title:	Vice President and General Counsel